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                                                                   EXHIBIT 10.12


                   STANDARD BLACKBAUD TERMS AND CONDITIONS FOR

                        SOFTWARE MAINTENANCE AND SUPPORT


All Software Maintenance and Support is provided subject to the following Standard Terms and Conditions. These provisions set forth are only obligations of Blackbaud regarding Software Maintenance and Support. For purposes of this Agreement, "You" or "Your" shall refer to the entity entitled to receive Maintenance and Support hereunder.

I.       BLACKBAUD SOFTWARE MAINTENANCE SERVICES:

1. Unlimited use of Blackbaud's online and telephone support, as described in the Blackbaud Maintenance Benefits document, to receive technical assistance and/or general consultation with regard to software You have licensed from Blackbaud and for which You have elected to receive Maintenance and Support (the "Covered Software").

2. As they become available, Blackbaud will provide new versions, updates and/or enhancements to current versions of the Covered Software. Some new versions, updates and/or enhancements may require more advanced or larger capacity equipment and/or third party software. Equipment and software compatibility shall be Your sole responsibility.

3. As they become available, Blackbaud will provide updates and enhancements to existing documentation.

4. Blackbaud will take all reasonable steps to correct defects in the Covered Software that are directly attributable to programming if Blackbaud, in its sole discretion, recognizes them as having a materially detrimental effect on the performance of the Covered Software.

5. Blackbaud will take all reasonable steps to have data anomalies repaired and data loss in the Covered Software directly attributable to programming minimized. This provision is subject to Your performance of scheduled data backups using a prudent method of media rotation.

II.      CHARGES

1. The Annual Maintenance period begins 7 days after ship date of the Covered Software from Blackbaud.

2. The initial Annual Maintenance fee is based upon a % of current list price of the Covered Software. Renewal fees are calculated annually for a 1-year period and may be subject to an inflationary adjustment defined at the time of renewal. If You purchase additional Software or licensed users for such Software, these additions will automatically be subject to Maintenance fees and will be invoiced accordingly. Charges for any partial month of coverage will be prorated on the basis of a thirty (30) day month to coincide with existing annual Maintenance term.

3. All charges for Software Maintenance are payable in advance. Failure to give at least thirty (30) days notice of intention not to renew the Maintenance contract will result in automatic renewal and You will be liable for an additional year's charges. Notwithstanding this, if You fail to pay any invoice within thirty (30) days of the invoice date, Blackbaud may withhold services until payment has been received.

4. Charges do not include charges related to third party software programs, which may be required to run the Covered Software. You may be required to pay separately for any upgrades in such third party programs.

5.       Blackbaud reserves the right to charge late fees on overdue accounts.

III.     EXCLUSIONS FROM BLACKBAUD SOFTWARE MAINTENANCE SERVICE

         The following is expressly excluded from the terms of this Agreement:

1. Provision, installation and/or support of new versions and/or enhancements to current versions of non-Blackbaud software. Non-Blackbaud software includes but shall not be limited to, operating system software, word processing, spreadsheet, reporting and/or database software.

2.       Installation of updates and enhancements to Blackbaud software.

3. Upgrading any hardware and memory on the system on which You use the Covered Software.

4. If You are using Blackbaud products that require a common database, You must remain current on Maintenance for all products for as long as the Covered Software is in use in order to assure the integrity of Your Covered Software. Cancellation of Maintenance on any one system may cause incompatibilities with related products, and performance of all Covered Software could be adversely affected.

5. Repair of the Covered Software and data if Blackbaud determines the failure is related to:

         (a)      the equipment or supplies You are using.

         (b) misuse or neglect of the covered Software including, but not limited to, failure to perform scheduled data backups using a prudent method of media rotation.

         (c) anyone other than a member of Blackbaud's staff making any alteration to the Covered Software or to the system files which may affect the Covered Software.

         (d) environmental conditions, including, but not limited to, insufficient, excessive, or irregular electrical power, failure of air conditioning, excessive heat or humidity, flood, water, wind or lightening.

         (e) use of the Covered Software for purposes other than those which it was expressly designed.

         (f)      the relocation or reinstallation of the Covered Software.

         (g)      the use of any software other than the Covered Software.

**IMPORTANT ** MAINTENANCE IS EFFECTIVE 7 DAYS AFTER SHIP DATE OF SOFTWARE. SEE
                    SECTION II, ITEM 1 ABOVE. **IMPORTANT**

                             Last Modified 08/01/03



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6.       Blackbaud reserves the right to charge additional support fees at its then standard rates for services performed in connection with reported incidents that are later determined to have been due to hardware or software not supplied by Blackbaud. Notwithstanding the foregoing, Blackbaud has no obligation to perform support services in connection with issues resulting from hardware or software not supplied by Blackbaud.


IV.      SOFTWARE MODIFICATIONS

         Any modifications that You make to the Software, including any modifications to any third party licensed software included with or embedded in the Software, will render any Maintenance or Warranty obligations contained in this Agreement null and void. Blackbaud will not be liable, in any respect, for any such modifications or any errors, losses or damage resulting from such modifications. Blackbaud has no other responsibilities with respect to Maintenance other than those specified in this Section and will not be responsible for maintaining other than the most current, unaltered release of the Software.

V.       DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY

1. NO WARRANTIES: BLACKBAUD DOES NOT AND CANNOT WARRANT THE PERFORMANCE OR RESULTS OBTAINED BY YOU IN USING THE SOFTWARE, THAT THE SOFTWARE WILL MEET YOUR REQUIREMENTS, OR THAT THE OPERATION OF THE SOFTWARE WILL BE UNINTERRUPTED OR ERROR FREE. THE SOFTWARE IS LICENSED "AS IS" AND THE MAINTENANCE SERVICES PROVIDED HEREUNDER SHALL BE PERFORMED IN A WORKMANLIKE MANNER. BLACKBAUD EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES WITH RESPECT TO THE SOFTWARE AND SERVICES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

2. LIMITATION OF LIABILITY. IN NO EVENT WILL BLACKBAUD BE LIABLE FOR ANY LOSS OF PROFITS, LOSS OF USE, BUSINESS INTERRUPTION, LOSS OF DATA, COST OF COVER OR OTHER INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE DELIVERY OF MAINTENANCE SERVICES OR ANY DELAY IN DELIVERY OF THE MAINTENANCE SERVICES. BLACKBAUD'S MAXIMUM AGGREGATE LIABILITY (WHETHER IN CONTRACT OR IN TORT OR UNDER ANY OTHER FORM OF LIABILITY) FOR DAMAGES OR LOSS, HOWSOEVER ARISING OR CAUSED, SHALL IN NO EVENT EXCEED THE AMOUNT ACTUALLY PAID BY YOU FOR THE RELEVANT SERVICES GIVING RISE TO THE LIABILITY.

VI.      GENERAL

1. Delivery of any Software Maintenance service to You by Blackbaud is subject to conditions beyond the control of Blackbaud or its agents, including but not limited to, Acts of God, acts of any public enemy, fire, flood, epidemic or quarantine restrictions, strikes, riots or civil commotion, freight or other embargoes, weather conditions or any failures by Blackbaud's subcontractors or suppliers.

2. You may not sub-license, sell, rent, lend or lease any portion of the Covered Software. You may not translate or create derivative works based on the Covered Software.

3. You may cancel maintenance by giving notice at least 30 days notice in advance of the annual period renewal date. Cancellations will become effective on the renewal date. No credit will be given for partial Maintenance periods. If You allow your Maintenance coverage to lapse, You may purchase telephone and/or email support for currently supported software versions on an as-needed basis. Telephone and/or email support is billed at $200 per hour, with a minimum charge of one hour. After the first hour, support is billed in 15-minute increments of $50.00 each. Software updates and access to the Support web site are not available without Maintenance.

4. Reinstatement of lapsed Maintenance will require full payment of Maintenance fees that would have been due from the expiration of the last active Maintenance period through the reinstatement date, plus a 15% administrative surcharge. Payment of the applicable amount for the current Maintenance period will be due upon reinstatement. This reinstatement policy applies if Maintenance has been cancelled or there is otherwise a lapse in Maintenance coverage, such as for nonpayment of fees. Upon reinstatement, You will receive the latest version of the software.

5. All provisions of this agreement shall be governed by the laws of South Carolina.

6. If You choose not to install the latest version of the Covered Software, Blackbaud reserves the right to limit the scope of the Maintenance services provided.


**IMPORTANT ** MAINTENANCE IS EFFECTIVE 7 DAYS AFTER SHIP DATE OF SOFTWARE. SEE
                    SECTION II, ITEM 1 ABOVE. **IMPORTANT**

                             Last Modified 08/01/03